Exhibit 10(r)

                             EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT, made and entered into as of the 5th day of November 1997, by and between QUAKER CHEMICAL CORPORATION, a Pennsylvania corporation (hereinafter referred to as "QUAKER"), and JAMES A. GEIER (hereinafter referred to as "GEIER").

                             W I T N E S S E T H:

     WHEREAS, QUAKER wishes to employ GEIER, and GEIER wishes to be employed by QUAKER.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. QUAKER agrees to employ GEIER, and GEIER agrees to serve as Vice President-Human Resources of QUAKER. He shall perform all duties consistent with such position as well as any other duties which are assigned to him from time to time by the Board of Directors or Chief Executive Officer of QUAKER. GEIER covenants and agrees that he will, during the term of this Employment Agreement or any extension or renewal thereof, devote his knowledge, skill, and working time solely and exclusively to the business and interests of QUAKER.

     2. The term of GEIER's employment shall continue until December 31, 1997 and shall continue for annual calendar year terms thereafter until either party hereto shall have given the other at least ninety (90) days' prior written notice of a desire to terminate this Agreement (and thereby terminate GEIER's employment with QUAKER) except as otherwise provided under Paragraph 11 below.


                                Exhibit 10(r)
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     3.   QUAKER shall pay to GEIER and GEIER shall accept an annual rate of salary as set forth in Exhibit A attached hereto, payable semi-monthly, during the term of this Employment Agreement or any extension or renewal thereof.
The rate of salary will be reviewed on an annual basis consistent with Quaker's then current practice for reviewing officers' salaries and performance.

     4. GEIER shall participate in such QUAKER Incentive Programs as described and set forth in Exhibit A. As an Officer of QUAKER, the particulars of Exhibit A may be amended by the Board of Directors at any time as to any matter set forth therein including rate of annual salary, eligibility to participate in any given QUAKER incentive plan, the level of participation in any QUAKER incentive plan, and the terms and conditions of any QUAKER incentive plan. Any changes to Exhibit A shall not affect any of the other terms and conditions hereof including, without limitation, the provisions of Paragraphs 7 through 9. For the purposes of this Agreement, the term "QUAKER Incentive Program" shall refer to each individual as well as the combined incentive programs approved by the Board of Directors. Revisions to Exhibit A shall become effective upon notification in writing by QUAKER and GEIER's acceptance by his signature on the notification.

     5. (a) With respect to Quaker's Long-Term Performance Incentive Plan (the "Incentive Plan"), GEIER shall be eligible to participate in the 1995-1998 performance award period under the terms and conditions of the Incentive Plan. In connection therewith, GEIER will be granted:
          * Stock options - 9,000 to be issued to GEIER on the first day of employment - 4,000 of which shall first become exercisable on the second anniversary of the first day of employment and the remaining 5,000 to first become exercisable on the third anniversary of the first day of employment.
          * Type of stock option offered - non-qualified stock options.
          * Option price per share - closing price on first day of employment.


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          * Performance incentive units - 3,500 @ $18.625 (equal to 100% of target value).

          (b) GEIER shall be entitled to four (4) weeks vacation per year, beginning the calendar year 1998, paid holidays, and such other employee benefits, including, without limitation, life insurance, medical benefits, disability, profit sharing, and retirement benefits as are made generally available to all senior QUAKER salaried officers as a group. In addition, GEIER shall be eligible to participate in Quaker's Supplemental Retirement Income Program.
          (c) QUAKER shall reimburse GEIER for all reasonable expenses incurred by GEIER on behalf of QUAKER in the course of GEIER's employment under this Employment Agreement, provided that such expenses shall have been approved by QUAKER in accordance with such expense reimbursement procedures as shall be adopted by QUAKER. In addition, QUAKER shall provide for GEIER's use a cellular phone, and QUAKER will reimburse GEIER for all business-related calls.

     6. In the event of the death of GEIER while this Employment Agreement is in effect and as to which no notice of termination has been given by GEIER or, in the case of a Termination for Cause, by QUAKER, QUAKER shall (i) continue to pay a sum of money equal to the salary that would have been paid to him for four months following his death just as if he were living, and (ii) QUAKER shall pay a death benefit equal to his then current annual salary plus $30,000 to be paid in three equal payments, without interest, on the 16-, 28-, and 40-month anniversary of the date of his death. Payments made pursuant to this Paragraph 6 shall be made to the person or persons who may be designated by GEIER in writing, and, in the event he fails to so designate to whom payments shall be made, payments shall be made to GEIER's personal representatives.

     7. GEIER acknowledges that information concerning the method and conduct of QUAKER's (and any affiliates') business, including, without limitation, strategic and marketing plans, budgets, corporate practices and procedures, financial statements, customer and supplier information, formulae,


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formulation information, application technology, manufacturing information, and laboratory test methods and all of QUAKER's (and any affiliates') manuals, documents, notes, letters, records, and computer programs are QUAKER's (and/or QUAKER's affiliates', as the case may be) trade secrets ("Trade Secrets") and are the sole and exclusive property of QUAKER (and/or QUAKER's affiliates, as the case may be). GEIER agrees that at no time during or following his employment with QUAKER will he use, divulge, or pass on, directly or through any other individual or entity, any Trade Secrets. Upon termination of GEIER's employment with QUAKER, or at any other time upon QUAKER's request, GEIER agrees to forthwith surrender to QUAKER any and all materials in his possession or control which include or contain any such Trade Secrets. The words "Trade Secrets" do not include information already known to the public through no act or failure to act on the part of GEIER, required by law to be disclosed, or which can be clearly shown to have been known by GEIER prior to the commencement of his employment with QUAKER.

     8. GEIER agrees that during his employment and for a period of one (1) year thereafter, regardless of the reason for the termination of GEIER'S employment hereunder, he will not:
          (a) directly or indirectly, together or separately or with any third party, whether as an individual proprietor, partner, stockholder, officer, director, joint venturer, investor, or in any other capacity whatsoever actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of specialty chemical products or chemical management services which are the same, like, similar to, or which compete with the products and services offered by QUAKER (or any of its affiliates);
          (b) recruit or solicit any employee of QUAKER or otherwise induce such employee to leave the employ of QUAKER or to become an employee or otherwise be associated with his or any firm, corporation, business or other entity with which he is or may become associated; and


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          (c)  solicit, directly or indirectly, for himself or as agent or employee of any person, partnership, corporation, or other entity (other than for QUAKER) any then or former customer, supplier, or client of QUAKER with the intent of actively engaging in business which would cause competitive harm to QUAKER.
          GEIER acknowledges and agrees that all of the foregoing restrictions are reasonable as to the period of time and scope. However, if any paragraph, sentence, clause, or other provision is held invalid or unenforceable by a court of competent and relevant jurisdiction, such provision shall be deemed to be modified in a manner consistent with the intent of such original provision so as to make it valid and enforceable, and this Agreement and the application of such provision to persons and circumstances other than those with respect to which it would be invalid or unenforceable shall not be affected thereby. GEIER agrees and recognizes that in the event of a breach or threatened breach of the provisions of the restrictive covenants contained in Paragraph 7 or in this Paragraph 8, QUAKER may suffer irreparable harm, and monetary damages may not be an adequate remedy. Therefore, if any breach occurs or is threatened, in addition to all other remedies available to QUAKER at law or in equity, QUAKER shall be entitled as a matter of right to specific performance of the covenants of QUAKER contained herein by way of temporary or permanent injunctive relief. In the event of any breach of the restrictive covenant contained in this Paragraph 8, the term of the restrictive covenant specified herein shall be extended by a period of time equal to that period beginning on the date such violation commenced and ending when the activities constituting such violation cease.

     9. (a) Definitions. For the purposes of this agreement, the following definitions shall apply and will be used.
               (i) "Act" means the Securities Exchange Act of 1934, as amended:
               (ii) "QUAKER's Common Stock" means shares of Common Stock, $1.00 par value, of QUAKER;


                                Exhibit 10(r)
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               (iii) "Termination for Cause" means GEIER's employment with
QUAKER shall have been terminated by QUAKER by reason of either:
                     (1) The willful and continued failure (following written notice) by GEIER to execute his duties under this Employment Agreement; or
                     (2) The willful engaging by GEIER in a continued course of misconduct which is materially injurious to QUAKER, monetarily or otherwise.
                     GEIER shall have been given notice thereof from QUAKER's Board of Directors and an opportunity (with counsel) to be heard by said Board of Directors, and the Board of Directors shall have made a reasonable and good faith finding that GEIER was guilty of the conduct set forth in clause (1) or (2) hereof.
               (iv) "Termination for Good Reason" means GEIER's employment with QUAKER shall have been terminated by GEIER by reason of a material change announced or promulgated by QUAKER in the terms, conditions, duties, compensation, or benefits of GEIER's employment with QUAKER and not agreed to by GEIER.
          (b) The primary purpose of this Paragraph 9 is to reinforce and encourage the continued dedication and attention of GEIER to GEIER's assigned duties under this Employment Agreement without distraction as a result of circumstances which may arise from the possibility of a change of control or an attempt to change the control of QUAKER.
               (i) Upon the occurrence of a "First Event," QUAKER will deposit in an escrow account at CoreStates Bank, N.A. (or such other bank as QUAKER may hereafter designate) (the "Bank") an amount equal to GEIER's then current annual salary for an eighteen (18) month period ("Termination Pay").
A First Event for the purposes of this Agreement shall mean any one of the following events.
                    (1)  Shares of QUAKER's Common Stock are acquired
(other than directly from QUAKER in exchange for cash or property) by any person (as used in Sections 13 and 14 of the Act) other than a person who is a present Officer or Director of QUAKER, who thereby becomes the beneficial


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owner (as defined in Rule 13d-3 under the Act) of more than 10% of the issued and outstanding shares of QUAKER's Common Stock.
                    (2) Any person, firm, or corporation (including a shareholder of QUAKER) makes a tender offer or exchange offer for, or a request or invitation for tenders or exchanges of shares of QUAKER's Common Stock.
               (ii) If a "Second Event" shall occur and thereafter (but within three (3) years after date of the occurrence of the First Event) GEIER's employment with QUAKER shall terminate for a reason other than (1) GEIER's death, (2) GEIER's normal retirement for age, (3) GEIER's physical or mental disability in accordance with prevailing QUAKER policy, (4) by QUAKER as a Termination for Cause, or (5) by GEIER other than as a Termination for Good Reason, GEIER may demand that the Bank pay GEIER the Termination Pay (the "Demand").
                    A "Second Event" for the purposes of this Agreement shall mean any of the following events occurring after a First Event:
                    (1) A new Director of QUAKER is elected in an election in which the acquirer of the shares or the offeror or the requester voted, in person or by proxy, and such new Director was not nominated as a candidate in a proxy statement forwarded to shareholders by QUAKER's management prior to the occurrence of the First Event.
                    (2) More than 20% of the issued and outstanding shares of QUAKER's Common Stock are owned by one person (as used in Sections 13 and 14 of the Act) other than a person who is a present Officer or Director of QUAKER.
                    (3) During any period of two (2) consecutive calendar years, individuals who at the beginning of such period constitute QUAKER's Board of Directors cease for any reason to constitute at least a majority thereafter, unless the election or the nomination for election by QUAKER's shareholders of each new Director was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were Directors at the beginning of the two (2) year period.


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               (iii) After the receipt of the Demand, the Bank will pay
GEIER the Termination Pay in eighteen (18) equal consecutive monthly installments, the first such installment to be paid within thirty (30) days from the date of the demand. GEIER shall not be required to diminish the amount of any payment to which he is entitled under this subparagraph (b) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this subparagraph (b) be reduced by any compensation earned by GEIER as the result of employment by another employer after the date of termination.
               (iv) QUAKER may withdraw the deposited Termination Pay if three (3) years elapse from the date of deposit thereof and if no demand has been made. If, prior to the expiration of said three (3) year period, there shall occur another First Event, QUAKER will not be required to make an additional deposit of Termination Pay, but the three (3) year period described herein shall be deemed to commence on the date of the occurrence of the last such First Event.
               (v) QUAKER shall pay the usual and customary charges of the Bank for acting as escrow agent. QUAKER will be entitled to the payment of any and all interest and other income earned by the Bank through the investment of the deposited Termination Pay. Said interest shall be paid to QUAKER as earned. The escrow arrangement may be subject to the Bank's usual rules and procedures, and QUAKER will indemnify the Bank against any loss or liability for any action taken by it in good faith as escrow agent.

     10. In the event that QUAKER in its sole discretion and at any time terminates this Agreement with GEIER (other than for Termination for Cause), QUAKER agrees to provide GEIER with reasonable out-placement assistance and a severance payment (contingent upon GEIER executing a form of release satisfactory to QUAKER) that shall be equal to but not less than twelve (12) months' salary calculated at GEIER's then current rate.


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     11.  Termination.  This Employment Agreement also can be terminated (and thereby terminate GEIER's employment with QUAKER) at any time and without notice by "Termination for Cause" or "Termination for Good Reason" as defined in and pursuant to Paragraph 9.

     12.  GEIER represents and warrants to QUAKER that:
          (a) there are no restrictions, agreements, or understandings whatsoever to which GEIER is a party which would prevent or make unlawful his execution of this Employment Agreement or his employment hereunder; and
          (b) his execution of this Employment Agreement and his employment hereunder shall not constitute a breach of any contract agreement, or understanding, oral or written, to which he is a party or by which he is bound.

     13. This Employment Agreement contains all the agreements and understandings between the parties hereto with respect to GEIER's employment by QUAKER and supersedes all prior or contemporaneous agreements with respect thereto and shall be binding upon and for the benefit of the parties hereto and their respective personal representatives, successors, and assigns. This Employment Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to any conflict of laws.

     IN WITNESS WHEREOF, QUAKER has caused this Employment Agreement to be signed by its President, thereunto duly authorized, and its corporate seal to be hereunto affixed and attested by its Corporate Secretary, and GEIER has hereunto set his hand and seal all as of the day and year first above written.

ATTEST:                       QUAKER CHEMICAL CORPORATION
(SEAL)


____________________________       By:________________________________
Karl H. Spaeth                     Ronald J. Naples
Corporate Secretary                Chairman, President and Chief
                                   Executive Officer


WITNESS:


_____________________________         ____________________________________
                                      James A. Geier



                                Exhibit 10(r)
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                             EMPLOYMENT AGREEMENT

                                  EXHIBIT A

                                                  Effective: November 17, 1997


Name of Employee:   James A. Geier

Address:            8016 Narvon Street
                    Philadelphia, PA  19136

Title:              Vice President-Human Resources


Annual Rate of
Salary at
Starting Date:      $152,000



Participation in Quaker Incentive Programs

     Annual Bonus Plan (1997)

          Bonus will be based on achieving certain benchmarks and/or a discretionary award, as follows:

          Threshold level          -  10% of midpoint
          Target level             -  19% of midpoint
          Maximum level            -  37% of midpoint
          Discretionary            -  8%  of midpoint
          Total Bonus Opportunity  -  45% of midpoint

          For the year 1997 only, the Annual Bonus (payable in early 1998) will not be less than $30,000.

Long-Term Performance Incentive Plan 1997-2000

Will be full participant in Plan, even though entering one (1) year after the start, at an appropriate level in relation to other officers. (Awards not yet designated by Compensation/Management Development Committee of the Board.)



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